Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AAR Corp:

We consent to the use of our report dated July 13, 2011, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2011 and 2010, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended May 31, 2011, and the effectiveness of internal control over financial reporting as of May 31, 2011, incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3 of AAR CORP.

(Signed) KPMG LLP

Chicago, Illinois

May 2, 2012